Exhibit 99.(a)(1)(E)

ELECTION CONFIRMATION

Current Date	Employee Number
MM/DD/YYYY	1234567

Name and Address
John Doe
3600 Drive
City, State, Zip-Code	Confirmation# 123456789

Please print this page for your records. Please note, you may re-enter the site to view and/or change your election until expiration date.

New Stock Option grant will be viewable on the E*TRADE web site after the tender offer has concluded.

Eligible options
Option Grant #	Grant Date (MM/DD/YYY)	Vested	UnVested	Total	Exercise Price	Expiration Date	Ratio	New Grant if Options Outstanding Exchanged	Make ONE Election for each eligible grant	Post Exchange Vest Period

Exchange Do Not Exchange

Exchange Do Not Exchange

Please be advised that you cannot update your election(s) after the Stock Option Exchange Program expires at 5:00 PM EST on November 5, 2009. However, you may return to this web site at any time before the Exchange Program expiration date/time to update your election(s).

The Intersil Option Exchange Program expires

at 5:00 PM EST on November 5, 2009.

If you have questions, contact the BNY Mellon Call Center, Monday 12AM Eastern through Friday 11:59PM Eastern at:

866-284-5699 (From within the U.S.)

201-680-6579 (From outside the U.S.)